Exhibit 10.4

Confidential Treatment Requested

Execution Version

AMENDED AND RESTATED

LICENSE AGREEMENT

by and between

DISCOVERY LABORATORIES, INC.
(a Delaware corporation)

and

PHILIP MORRIS USA INC., d/b/a CHRYSALIS TECHNOLOGIES
(a Virginia corporation)

March 28, 2008

i

ARTICLE 8 INTELLECTUAL PROPERTY		17
8.1	Ownership	17
8.2	Disclosure, Assignment, License and Exploitation	18
8.3	Agreement with Personnel	19
8.4	Prosecution of Patents	19
8.5	Patent Term Extensions	19
8.6	Third Party Infringement	19
8.7	Infringement of Third Party Rights	21

ARTICLE 9 CONFIDENTIAL INFORMATION		22
9.1	Use of Confidential Information	22
9.2	Permitted Disclosure and Use	22
9.3	Disclosure for SEC Filings	23
9.4	Publications	23
9.5	Public Announcements	24
9.6	Survival	24

ARTICLE 10 REPRESENTATIONS, WARRANTIES AND COVENANTS		24
10.1	Mutual Representations and Warranties	24
10.2	Intellectual Property	25
10.3	No Adverse Effects	26

ARTICLE 11 ADDITIONAL COVENANTS		26
11.1	Compliance with Laws	26
11.2	Cooperation	27
11.3	Sharing of Information	27

ARTICLE 12 DISCLAIMERS AND LIMITATION OF LIABILITY		27
12.1	Disclaimer of Warranties	27
12.2	Limitation of Liability	27

ARTICLE 13 INDEMNIFICATION; INSURANCE		28
13.1	Indemnification	28
13.2	Indemnification Procedures	29
13.3	Insurance	30

ARTICLE 14 TERM		30

ARTICLE 15 TERMINATION		31
15.1	Termination by Discovery On or Before the First Anniversary	31
15.2	Termination by Discovery After the First Anniversary	31
15.3	Termination Due to Failure to Meet Minimum Royalties	31
15.4	Termination for Material Breach	31
15.5	Termination Due to Certain Events	32
15.6	Effects of Termination Generally	32

ARTICLE 16 STANDSTILL AGREEMENT		32
16.1	General Standstill	32
16.2	Certain Exceptions	33
16.3	Exception for an Acquisition Transaction	33

ARTICLE 17 DISPUTE RESOLUTION		33
17.1	Dispute Resolution	33
17.2	Executive Negotiation	34

ii

17.3	Mediation	34
17.4	Arbitration	34
17.5	Right to Injunctive and Other Relief	35

ARTICLE 18 MISCELLANEOUS		35
18.1	Original Agreement	35
18.2	Choice of Law	35
18.3	Severability	36
18.4	Relationship of the Parties	36
18.5	Parties in Interest	36
18.6	Enforcement of Certain Agreements	36
18.7	Use of Affiliates, Subcontractors, Sublicensees and Distributors	36
18.8	Assignment	37
18.9	Further Assurances and Actions	37
18.10	Waiver	37
18.11	Section 365(n) of the Bankruptcy Code	37
18.12	Notices	38
18.13	Construction	38
18.14	Registration and Filing of this Agreement	39
8.15	Force Majeure	39
18.16	Entire Agreement	39
18.17	Third Party Beneficiaries	39
18.18	Execution in Counterparts; Facsimile Signatures	39

iii

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT effective as of March 28, 2008 (the “Amended and Restated Effective Date”) by and between DISCOVERY LABORATORIES, INC., a Delaware corporation (“Discovery”), and PHILIP MORRIS USA INC., d/b/a CHRYSALIS TECHNOLOGIES, a Virginia corporation (“Chrysalis”) amends and restates the Strategic Alliance Agreement effective as of December 9, 2005 (the “Original Effective Date”), by and between Discovery and Chrysalis (the “Original Agreement”). Discovery and Chrysalis shall be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Discovery and Chrysalis entered into the Original Agreement pursuant to which Chrysalis granted to Discovery a worldwide license under its rights in and to its capillary aerosol generation technology to develop certain combination drug-device surfactant products;

WHEREAS, Chrysalis has assigned to Philip Morris Products S.A. (“PMPSA”) all rights outside of the United States in and to its capillary aerosol generation technology (the “Assigned Rights”);

WHEREAS, Discovery and PMPSA are entering into a license agreement as of the Amended and Restated Effective Date pursuant to which PMPSA will grant to Discovery a license under the Assigned Rights (the “PMPSA/Discovery Agreement”); and

WHEREAS, Discovery and Chrysalis now wish to amend the Original Agreement to cease Chrysalis’ active involvement in the development of such combination drug-device surfactant products, to provide a technology transfer to Discovery to permit Discovery to continue with the development of such combination drug-device surfactant products, and to account for such assignment of rights to PMPSA, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms used in this Agreement are defined below:

“AAA” means the American Arbitration Association.

“Actual Amount” has the meaning set forth in Section 7.8.2.

[***]

“Aerosol Device” means a device to aerosolize a pharmaceutical compound for administration to humans. It is contemplated that the Aerosol Device shall consist of (i) permanent (e.g., nondisposable) components that control power and electronics (e.g., control unit) and (ii) a physical mechanism (e.g., pump) to provide a means for dispensing the Drug Product from the container closure system.

“Aerosol Technology” means any technology related to the aerosolization of a liquid form of a pharmaceutical compound. Aerosol Technology does not include technology that is related to the delivery of aerosols as dry powders.

“Affiliates” means with respect to any Party, any Person, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this Section, “control” means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such Person or (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of (A) more than fifty percent (50%) of the economic or partnership interest in the income or capital of such Person or (B) the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled by” or “under common control” shall have the meanings correlative to the foregoing. For the purposes of this Amended and Restated License Agreement, Chrysalis and PMPSA shall not be considered Affiliates with respect to each other.

“Agreement” means this Amended and Restated License Agreement, including the Schedules attached hereto.

“Breaching Party” has the meaning set forth in Section 15.4.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Chrysalis” has the meaning set forth in the Preamble hereto.

“Chrysalis Intellectual Property” has the meaning set forth in Section 8.1.1.

“Chrysalis Patents” means all Patents owned by Chrysalis in the Territory or to which Chrysalis otherwise has rights in the Territory, as of June 30, 2008, that claim or are directed to the Chrysalis Technology.

“Chrysalis Technology” means (a) Chrysalis’ proprietary Aerosol Technology owned or controlled by Chrysalis in the Territory as of June 30, 2008 (including without limitation the technologies, devices, processes, equipment, materials and know-how relating to the aerosolization of liquid forms of drug products and the Aerosol Devices and Disposable Dose Packs therefor) and (b) all Intellectual Property owned by or licensed to Chrysalis in the Territory as of June 30, 2008 relating to such Aerosol Technology, including, without limitation, the Chrysalis Patents.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Chrysalis Technology Improvements” means any rights in the Territory in and to any Inventions created or reduced to practice [***]   in the performance of the Agreement or exercise of the license granted pursuant to this Agreement, or [***] under the PMPSA/Discovery Agreement or exercise of the license granted pursuant to the PMPSA/Discovery Agreement, in each case which Inventions relate primarily to the Chrysalis Technology.

“Clinical Trials” means Phase I, II, III and, if required, Phase IV clinical trials and such other tests and studies in human subjects or patients that are required to obtain, maintain, or sustain Regulatory Approval in a country in the Territory.

“Confidential Information” means all information received by either Party or its Affiliates from or on behalf of the other Party or its Affiliates relating to this Agreement that the disclosing Party treats as confidential, including, without limitation: (i) copies of any nonpublic information regarding a Party’s Patents; (ii) techniques, technology, practices, trade secrets, inventions (whether or not patentable), designs, methods, manufacturing processes, formulae, formulations, specifications, documents, knowledge, know-how, skill, experience, test data, and results, (including that related to pharmacology, toxicology, preclinical testing, clinical testing, expression data, Chemistry, Manufacturing and Control (CMC) data, batch records, trials, and studies, safety and efficacy, analytical, and quality control); (iii) devices and related components, compounds, polypeptides, proteins, formulations, compositions of matter, cells, cell lines, markers, assays, and physical, biological, or chemical material; (iv) marketing information, market research data, medical/physicians advisory boards, and consultant input, including clinical studies designed to support promotional efforts; (v) the terms of this Agreement, and (vi) other proprietary business information such as business plans, financial or personnel matters, present or future products, research, process and technology development programs, sales, suppliers, customers, employees, investors, or other business information, whether in oral, written, graphic, or electronic form.

“Contract Month” means each month during any Contract Year.

“Contract Quarter” means each three (3) month period ending on March 31, June 30, September 30 and December 31 during any Contract Year.

“Contract Year” means a twelve (12) month period ending on December 31. The initial Contract Year will be deemed to begin on the Amended and Restated Effective Date and end on December 31 of that Contract Year in which it falls.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Diligent Commercialization Efforts” means efforts and resources reasonably comparable to those commonly used in the research-based pharmaceutical industry for a medical device, pharmaceutical product or pharmaceutical compound at a similar stage in its commercialization or product life of similar market potential, taking into account safety and efficacy, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the potential profitability of the product and alternative products and other relevant factors relating to the commercialization of a Licensed Product, including, without limitation, the potential cost, risk, timing and reward, provided, however, that the fact that the Parties are required to share revenues with respect to the Licensed Products shall not be a factor taken into account in determining whether Diligent Commercialization Efforts were satisfied. Diligent Commercialization Efforts shall be determined on a market by market basis for a particular Licensed Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Licensed Product and the market involved.

“Diligent Development Efforts” means efforts and resources reasonably comparable to those commonly used in the research-based pharmaceutical industry for a medical device, pharmaceutical product or pharmaceutical compound at a similar stage in its development of similar market potential, taking into account safety and efficacy, product profile, difficulty in developing the product, competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the potential profitability of the product and alternative products and other relevant factors affecting the cost, risk and timing of development and total potential reward to be obtained if a Licensed Product is commercialized, provided, however, that the fact that the Parties are required to share revenues with respect to the Licensed Products shall not be a factor taken into account in determining whether Diligent Development Efforts were satisfied.

“Discovery” has the meaning set forth in the Preamble hereto.

“Discovery Intellectual Property” has the meaning set forth in Section 8.1.2.

“Discovery Patents” means all Patents owned by Discovery or to which Discovery otherwise has rights that claim or are directed to any Discovery Intellectual Property.

“Discovery Technology” means (a) Discovery’s proprietary Pulmonary Surfactant technology (including without limitation the technologies, formulations, processes, equipment, materials and know-how relating to the manufacture and use of Pulmonary Surfactants for treatment of respiratory conditions), and (b) all Intellectual Property owned by or licensed to Discovery relating to such Pulmonary Surfactant technology, including, without limitation, the Discovery Patents.

“Discovery Technology Improvements” means any Inventions created or reduced to practice [***]   in the performance of the Agreement or exercise of the license granted pursuant to this Agreement, which Inventions relate primarily to Pulmonary Surfactants (alone or in combination with [***]).

   Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Disposable Dose Packet” consists of: (i) Drug Product within a container (comprising the drug formulation containing the drug substance and the container closure system in which it is packaged), (ii) aerosolization capillary (heatable capillary through which the formulation is pumped to produce an aerosol), (iii) patient interface (components through which the aerosol produced by the capillary travels in order to reach the patient), and (iv) all ancillary tubing, connectors and fittings related thereto.

“Dispute” has the meaning set forth in Section 17.1.

“Dollars” and “$” means, unless otherwise specified, United States Dollars.

“Drug Product” means a pharmacological agent(s), including Pulmonary Surfactants, together with any excipients or inactive ingredients, formulated for use in connection with an Aerosol Device or Disposable Dose Packet.

“Estimated Amount” has the meaning set forth in Section 7.8.1.

[***]

“Exchange Act” has the meaning set forth in Section 16.1.

“Exclusive Field” means (i) the therapeutic or preventative use in humans of Aerosol Technology to deliver Pulmonary Surfactants (alone or in combination with any other pharmaceutical compound(s)) as an active ingredient for the prevention or treatment of Respiratory Indications, and (ii) the therapeutic or preventative use in humans of Aerosol Technology to deliver [***] as an active ingredient.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency.

“First Commercial Sale” means the first arms-length commercial sale of a Licensed Product to a Third Party by Discovery or its Affiliates or sublicensees, as the case may be, in any country in the Territory after receipt of Marketing Authorization in such country which results in an exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

“Force Majeure Event” means an event or occurrence that materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided, including without limitation fire, earthquake, acts of God, acts of war, labor strikes or lockouts, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable Law by such Party).

 Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Hospital Setting” means a (i) hospital-setting in the delivery room, NICU, PICU, CCU, emergency department, surgical care unit and/or intermediate care unit, (ii) emergency and specialized medical treatment centers, such as birthing centers, treatment centers for chronic diseases, trauma centers and other similar facilities, and (iii) an institution setting which is used to provide long-term care for people with chronic illness or disability, including hospice settings and nursing homes.

“Indemnitee” has the meaning set forth in Section 13.2.1.

“Indemnitor” has the meaning set forth in Section 13.2.1.

“Infringement Notice” has the meaning set forth in Section 8.6.1.

“Intellectual Property” means all know how, Inventions, Patents, copyrights, trademarks, trade secrets and any other intellectual property rights in the Territory that may be secured in any place under laws now or hereafter in effect.

“Invention” means any new or improved apparatus, process, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, circuit component, drawing, tooling, prototype, report, computer software, documentation or other intellectual property or know-how (whether or not patentable) discovered, produced, conceived, created or reduced to practice by either or both Parties (or their Affiliates, sublicensees, subcontractors, successors or assigns).

“Law” means any applicable statute, law, ordinance, regulation, order, or rule of any federal, state, local, foreign, or other governmental agency or body or of any other type of regulatory body (including common law) or securities exchange or automated quotation system.

“Licensed Product” means a combination drug-device product using or otherwise practicing the Chrysalis Technology and delivering Pulmonary Surfactants or [***]   (each alone or in combination with [***]).

“Losses” has the meaning set forth in Section 13.1.1.

“Marketing Authorization” means, with respect to each country in the Territory, the principal Regulatory Approval required to market the Licensed Product in such country (e.g., the NDA), including satisfactory pricing and reimbursement approval, when applicable.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“NDA” shall mean a new drug application, biologics license application, pre-market approval application, or a pre-market clearance under FDCA Section 510k that may be filed with the FDA in the United States or any comparable application that may be filed with any equivalent Regulatory Authority in the Territory.

“Net Sales” means, with respect to Licensed Products and Substitute Products, as applicable, sold by Discovery, its Affiliates and sublicensees in the Territory, the [***]   amount [***] for Licensed Products or Substitute Products, as applicable, by Discovery, its Affiliates, and any sublicensees of Discovery in arms-length, commercial transactions in the Territory with customers that are Third Parties, less the following deductions to the extent included in such [***] amount:

[***]

Any discretionary rebates, discounts or other adjustments to the [***] amount shall be commercially reasonable and consistent with standard industry practices. Net Sales (including each applicable deduction from the [***] amount) shall be determined from the books and records of Discovery maintained in accordance with GAAP consistently applied.

“Non-Breaching Party” has the meaning set forth in Section 15.4.1.

“Original Effective Date” has the meaning set forth in the Preamble hereto.

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“Patents” means all patents and patent applications, and all patents issuing thereon (including utility, model and design patents and certificates of invention), together with all reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions, extensions (including supplemental protection certificates), registrations, confirmations, re-examinations, and foreign counterparts of any of the foregoing in the Territory.

“Person” means any natural person, corporation, company, partnership, limited liability company, proprietorship, trust or estate, joint venture, association, or other legal entity.

“Pulmonary Surfactant” means surface active agents designed for deposition in the lungs in order to exert a physiological or pharmacological affect to prevent or treat Respiratory Indications.

“Regulatory Approval” means any approvals (including, where necessary for the marketing, use, or other distribution of a drug, medical device, or combination drug and medical device in a regulatory jurisdiction, pricing, and reimbursement approvals), licenses, registrations, or authorizations or equivalents necessary for the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale, and distribution of the Drug Product or Aerosol Device and any Licensed Product in a regulatory jurisdiction anywhere in the Territory, including Marketing Authorizations.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority to regulate the marketing and sale of a pharmaceutical product, delivery system or device in the Territory, including the FDA in the United States.

“Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing, and control data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with an Investigational New Drug Application or NDA for Licensed Products (including any Drug Master Files, Device Master Files, Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

“Respiratory Indications” means all respiratory dysfunctions, failures, syndromes, diseases, disorders, or conditions.

“Royalty Credit” has the meaning set forth in Section7.8.2.

“Royalty Report” means the reports to be delivered by Discovery to Chrysalis pursuant to Section 7.7 with respect to each Contract Month and pursuant to Section 7.8 with respect to each Contract Quarter, which reports shall give such particulars of each of the Licensed Products and Substitute Products sold by Discovery and its Affiliates and sublicensees during the preceding Contract Month in the Territory in the case of Section 7.7 and during the preceding Contract Quarter in the case of Section 7.8 as are reasonably pertinent to perform an accounting of royalties under this Agreement.

“SEC” has the meaning set forth in Section 9.3.

“Substitute Product” means any Aerosol Device, Disposable Dose Packet or Drug Product (other than a Licensed Product) sold by Discovery, its Affiliates and sublicensees for use within the Exclusive Field.

“Target Indications” means the following Respiratory Indications: [***].

“Target Populations” means human patients [***] receiving forms of treatment for the applicable Respiratory Indication that are typically and principally provided [***].

“Taxes” has the meaning set forth in Section 7.14.

“Term” has the meaning set forth in Article 14.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Territory” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico, Guam, U.S. Virgin Islands, American Samoa, and Northern Mariana Islands.

“Third Party” means any Person other than Chrysalis or Discovery or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.1.1.

“Valid Claim” means a claim of an issued and unexpired patent, which claim has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Licensed Product.

ARTICLE 2
TECHNOLOGY TRANSFER

2.1  Technology Transfer. Prior to June 30, 2008, Chrysalis shall provide Discovery with a technology transfer reasonable in scope to enable Discovery to practice the Chrysalis Technology for purposes of exercising the license rights granted to Discovery hereunder. Chrysalis shall have satisfied its obligations pursuant to this Section 2.1 in the event Chrysalis complies with the specific obligations set forth in Exhibit A.

2.2  Transfer of Regulatory Files, Data and Filings. In connection with the technology transfer contemplated pursuant to Section 2.1, Chrysalis shall provide to Discovery or its designee, a copy of all governmental or regulatory correspondence, conversation logs, filings, and approvals relating to the development, manufacture or commercialization of the Licensed Product (including study protocols, study results, analytical methodologies, validation documentation, and regulatory documentation) that are reasonably necessary for the continued development and sale of the Licensed Product, including without limitation those materials that are reasonably necessary for inclusion in a new drug application or equivalent filing with the FDA or other regulatory bodies. Chrysalis shall also provide to Discovery copies of, and permit Discovery to reference in connection with any Licensed Products, all Regulatory Data relating to Licensed Products reasonably necessary to continue the development, marketing and sale of the Licensed Products. From and after such time, all such Regulatory Data and information provided to Discovery shall remain Confidential Information of Chrysalis; provided, however, that Discovery may use all such Regulatory Data and information solely for the purposes of continuing to pursue the development and commercialization of Licensed Products. Chrysalis shall execute all documents and take all such further actions as may be reasonably requested by Discovery and required in order to give effect to the foregoing.

ARTICLE 3
LICENSE

3.1  License. Subject to the terms, conditions, and limitations of this Agreement, Chrysalis hereby grants to Discovery an exclusive right and royalty-bearing license or sublicense, as applicable, in the Territory, with the right to grant sublicenses solely as set forth in Section 3.3, under the Chrysalis Technology and Chrysalis Technology Improvements to make and have made, to use and have used, to develop and have developed, to sell and have sold, to offer for sale and have offered for sale, to import and export and have imported and exported Licensed Products in the Exclusive Field in the Territory during the Term.

3.2  Limitations. The license granted pursuant to Section 3.1 shall be exclusive only to the extent that Chrysalis has the right to grant an exclusive license with respect to the Licensed Product in question. No right or license outside of the Exclusive Field is granted and all such rights are expressly reserved by Chrysalis. No right or license is or shall be granted under this Agreement by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement. Discovery shall not practice the Chrysalis Technology in the Territory except as expressly licensed herein. Nothing herein shall limit the ability of Chrysalis to perform any research or development work on or using the Chrysalis Technology. Notwithstanding any other provision of this Agreement, no rights with respect to any trademarks, trade names, service marks or logos of Chrysalis are granted pursuant to this Agreement.

3.3  Sublicensing Rights. The license granted to Discovery pursuant to Section 3.1 by Chrysalis shall include the right of Discovery to grant sublicenses, subject to terms and conditions set forth in Section 18.7. Discovery shall provide Chrysalis with prompt written notice of any sublicenses granted hereunder.

3.4  Retained Rights. Any rights of each Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by each Party, and, subject to any applicable terms, conditions, and limitations of this Agreement, each Party shall retain the right to: (a) exploit such Party’s own Intellectual Property relating to Licensed Products to develop, manufacture, and commercialize products outside the Exclusive Field; (b) exploit such Party’s own Intellectual Property relating to Licensed Products for other purposes outside the Exclusive Field unrelated to the Licensed Products; and (c) perform its obligations and exercise its rights under this Agreement.

ARTICLE 4
PRODUCT DEVELOPMENT

4.1  Licensed Product Development. Discovery shall be solely responsible for the development of Licensed Products and Chrysalis shall have no obligations with respect to the development of Licensed Products unless Chrysalis agrees otherwise in writing. Chrysalis acknowledges and agrees that Discovery may partner with third parties with respect to the development of Licensed Products.

4.2  Notice of Development of Licensed Products. Discovery shall provide Chrysalis with written notification of its intention to proceed with Phase II Clinical Trials for a Licensed Product. Such written notification shall include sufficient detail for Chrysalis to understand the nature of such Licensed Product to be developed by Discovery.

4.3  Development Effort. Discovery shall use Diligent Development Efforts to develop at least one Licensed Product and to otherwise carry out its responsibilities under this Agreement relating to such Licensed Product promptly and expeditiously in accordance with all Laws. Notwithstanding the foregoing, the Parties acknowledge that the development of pharmaceutical products is inherently speculative and there is no guarantee that the Discovery will be successful in developing any commercially viable Licensed Products, or that the development of any Licensed Products will proceed as anticipated.

4.4  Costs. Discovery shall be solely responsible for all costs incurred by Discovery in connection with the development of Licensed Products hereunder.

4.5  Development Support by Chrysalis. Chrysalis shall use commercially reasonable efforts to perform, in consultation with Discovery, the development activities mutually agreed upon by the Parties in writing on a mutually agreed upon schedule set forth in writing; provided, however, that (if the technology transfer provided for in Article 2 shall have been completed in accordance therewith) in no event shall Chrysalis have any obligation to perform any development activities or otherwise provide any support to Discovery after June 30, 2008. Discovery acknowledges and agrees that Chrysalis is transitioning out of the aerosol device business and that Chrysalis makes no commitment that Chrysalis will have or retain the personnel or resources necessary to perform any specific development activities hereunder. Chrysalis’ obligation to perform the development activities set forth in this Section 4.5 is subject to Chrysalis having qualified personnel to perform such development activities. Chrysalis shall be solely responsible for all costs incurred by Chrysalis in connection with the development activities performed by Chrysalis pursuant to this Section.

4.6  Design Configurations. The Parties agree that any Aerosol Device and Disposable Dose Packet configuration developed for use outside the Exclusive Field shall be distinct in appearance from those for use with the Licensed Products and shall not be interchangeable with the Aerosol Device or Disposable Dose Packet of the Licensed Products. Without limiting the generality of the foregoing, Chrysalis shall not offer for sale or sell, nor authorize any Third Party to offer for sale or sell, any pharmaceutical product (i) in packaging similar in appearance to the Disposable Dose Packet for a Licensed Product, or (ii) in packaging that is interchangeable with the Disposable Dose Packet of a Licensed Product for purposes of use in an Aerosol Device.

4.7  Status Updates. Upon the reasonable request of Chrysalis, Discovery shall provide Chrysalis with an update on the status of the development of Licensed Products hereunder; provided that in no event shall Discovery be required to provide an update more often than once a Contract Quarter.

ARTICLE 5
COMMERCIALIZATION

5.1  Exclusive Right to Sell the Licensed Products. The Parties agree that during the Term, Discovery shall have the exclusive right to market and have marketed, sell and have sold, and offer for sale or have offered for sale any Licensed Products in the Territory.

5.2  Responsibility For Commercialization Matters. Discovery shall have the sole responsibility for all activities associated with the commercialization of the Licensed Products in the Territory, including, without limitation, (a) preparing, submitting and seeking Marketing Authorizations for the Licensed Products, (b) sales, advertising and marketing of the Licensed Product, (c) scientific and medical affairs, (d) customer service and distribution related services, such as order taking, shipping, billing, accounts receivable, returns, allowance activities and product support; (e) Phase IV Clinical Trials, (f) commercial manufacture of the Licensed Product; and (g) branding of the Licensed Products.

5.3  Commercialization.

5.3.1  Diligent Commercialization Efforts. Discovery shall use Diligent Commercialization Efforts to bring the Licensed Products to market and to market and sell the Licensed Products in the Territory. Discovery shall promptly notify Chrysalis of the receipt of any Marketing Authorization for a Licensed Product in the Territory.

5.3.2  Commercialization Initiation. With respect to each Licensed Product, the First Commercial Sale in the Territory shall occur within [***]  of receipt of the relevant Marketing Authorization for the Territory for such Licensed Product. Should Discovery materially fail to achieve any such commercialization initiation within [***] of having received written notice of such failure from Chrysalis [***].

5.4  Status Updates. Upon Chrysalis’ reasonable request, Discovery shall provide Chrysalis with an update on the status of the commercialization of Licensed Products in the Territory hereunder; provided that in no event shall Discovery be required to provide an update more often than once a Contract Quarter.

ARTICLE 6
REGULATORY MATTERS

6.1  Responsibility and Consultation. Discovery shall be responsible for preparing, submitting, seeking and maintaining all Regulatory Approvals for the Licensed Products in the Territory, including without limitation Marketing Authorizations.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

6.2  Regulatory Updates and Communications. Within thirty (30) days after the end of each Contract Quarter, Discovery shall provide Chrysalis with a written update on the status of the Regulatory Approvals for the Licensed Products in the Territory. In addition, Discovery shall provide Chrysalis with a copy of any medical device reports relating to the use of Licensed Products in the Territory and a copy (if in writing) or a description (if oral) of any significant contact or communication from any Regulatory Authority relating to a material safety issue with the Chrysalis Technology, in each case, promptly after Discovery’s receipt of the same.

6.3  Records. Except to the extent otherwise required by law, the Parties acknowledge and agree that Chrysalis shall have no obligation to maintain any records relating to the Chrysalis Technology or the Licensed Product.

6.4  Product Liability Litigation. Discovery shall promptly inform Chrysalis of the initiation of any (i) recalls, corrections or removals of Licensed Products, and (ii) litigation or investigations in the Territory relating to the Licensed Product involving a claim of death or bodily injury (or allegations thereof) to an individual and shall provide Chrysalis with regular written updates with respect thereto. If any such recalls, corrections, removals, litigation or investigations relate to the Chrysalis Technology, then Chrysalis shall have the right to audit the books, records and facilities relating to such Licensed Products (solely to the degree that Discovery has the right to grant any such access and solely to the degree such books, records and facilities relate to such litigation and investigation), and Discovery shall reasonably cooperate with Chrysalis in connection therewith.

ARTICLE 7
FINANCIAL PROVISIONS

7.1  Transition Assistance Fees. Chrysalis shall pay to Discovery the following fixed fees in accordance with the following schedule:

7.1.1  Within [***]  days after the Amended and Restated Effective Date, a fixed fee of two million dollars ($2,000,000); and

7.1.2  Within [***] days after the Parties mutually agree in writing that [***], a fixed fee of two million five hundred thousand dollars ($2,500,000);

provided, however, that Chrysalis shall have no obligation to pay Discovery any amounts pursuant to this Section 7.1 if Discovery is in material breach of any material provision of this Agreement.

7.2     Royalties with Respect to Licensed Products and Substitute Products. In consideration of the significant investments made by Chrysalis in developing the Chrysalis Technology and the rights granted and payments made to Discovery herein, Discovery shall pay royalties to Chrysalis on Net Sales of Licensed Products and Substitute Products in the Territory in an amount equal to [***]   of the Net Sales for such Licensed Products and Substitute Products.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.3  Minimum Royalties. Commencing [***] and continuing thereafter throughout the Term, if the royalties paid by Discovery to Chrysalis hereunder are not equal to or greater than the following for each Contract Quarter of the applicable Contract Year:

[***] (the “Minimum Royalty”), then Chrysalis shall have the right to terminate this Agreement pursuant to Section 15.3; provided, that Discovery can cure any such royalty shortfall by paying Chrysalis [***] after the end of the applicable Contract Quarter the difference between the Minimum Royalty due for the applicable Contract Quarter and the actual royalties paid by Discovery hereunder for such Contract Quarter (the “Royalty Shortfall”). The royalty payments required to be paid in any given Contract Quarter pursuant to Section 7.2 shall be subject to an offsetting reduction by Discovery in an amount equal to the Royalty Shortfall; provided, however, that (i) no such offset shall be applied until the royalty payments for such Contract Quarter exceed the Minimum Royalties for such Contract Quarter, and (ii) such offset may be made only to the extent such Royalty Shortfall has not previously been subject to offset pursuant to this Section.

7.4  Prohibition on Bundling. Notwithstanding any other provision of this Agreement to the contrary, Discovery hereby covenants that it will not include or bundle any Licensed Products and Substitute Products or components thereof as part of a multiple product offering with any other products or services if it would result in the price of the Licensed Product or Substitute Product or any components thereof being discounted from the then-applicable sale price in such jurisdiction, nor shall Discovery permit its Affiliates or sublicensees to do so, except with the prior written consent of Chrysalis. In the event any such bundled sales occur, the Net Sales with respect to such bundled transactions shall be deemed to be the-then current average Net Sales for the Licensed Product or Substitute Product in such jurisdiction in arms length transactions or in the event there are no unbundled transactions, the fair market value of such Net Sales.

7.5  Fixed Consideration. In the event that Discovery receives any fixed payment, fee or other consideration from a Third Party (i) in consideration of any discount, credit or similar allowance granted to such Third Party in connection with the purchase of any Licensed Product(s) or Substitute Product(s) or (ii) in lieu of any royalties with respect to any Licensed Product(s) or Substitute Product(s), then Discovery shall pay to Chrysalis a royalty equal to the product of (a) such consideration multiplied by (b) the royalty rate set forth in Section 7.2. Discovery shall report on the amount of any such consideration, and the royalty payable thereon in U.S. Dollars, in the Royalty Report. For the avoidance of doubt, this Section 7.5 shall not apply with respect to any fixed payment, fee or other consideration from a Third Party in respect of development fees, milestone payments or other similar payments in transactions that incorporate a market-rate royalty structure.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.6  Treatment of Partial Product Sales. In the event that portions of a Licensed Product or Substitute Product are sold separately, (e.g., Aerosol Device, Disposable Dose Packet, Drug Product) the royalties payable pursuant to this Article 7 shall be paid [***].

7.7  Royalty Reports. Within [***] days after the end of each Contract Month (beginning with [***] Licensed Product or Substitute Product, as the case may be), Discovery shall deliver to Chrysalis a preliminary Royalty Report. [***] The Royalty Report shall include at least the following items, separately stated as to each of the Licensed Products and Substitute Products, as applicable:

(i)  the quantity of each of the Licensed Products and Substitute Products (delineated as Aerosol Devices and Disposable Dose Packets) invoiced by Discovery and its Affiliates and sublicensees during such Contract Month and the [***] amount therefor;

(ii)  the allowable deductions therefrom and an itemization of each specific deduction [***];

(iii)  the calculation of royalties, if any, thereon in a manner consistent with the amounts set forth in the Royalty Report prepared in accordance with this Section 7.7.

7.8  Payment of Estimated and Actual Amounts.

7.8.1  Payment of Estimated Amounts. Simultaneous with the issuance of the preliminary Royalty Report, Discovery shall make payment of estimated amounts due to Chrysalis hereunder with respect to such Contract Month (the “Estimated Amount”).

7.8.2  Quarterly Reconciliation and True-Up. Within [***] days following each Contract Quarter, Discovery shall calculate the actual amount due to Chrysalis hereunder with respect to the immediately preceding Contract Quarter (the “Actual Amount”) and provide to Chrysalis a true and accurate Royalty Report for such Contract Quarter, setting forth the corrected calculations for such Contract Quarter. If the Estimated Amounts paid to Chrysalis pursuant to Section 7.8.1 for the three Contract Months comprising the immediately preceding Contract Quarter exceeds the Actual Amount for such Contract Quarter, Discovery shall notify Chrysalis and such excess amount (the “Royalty Credit”) shall, at the discretion of Discovery, be available to offset future royalties payable to Chrysalis by Discovery. If such Actual Amount exceeds such Estimated Amount, Discovery shall promptly pay such excess amount to Chrysalis. [***]

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.9  Pass-Through Royalties. Each Party shall be solely responsible for paying any royalties which may be due to Third Parties with respect to such Party’s Intellectual Property.

7.10  Records and Audits.

7.10.1  Records. Discovery shall keep, and shall require its Affiliates and sublicensees to keep, such records as are necessary to determine accurately the sums due to each other under this Agreement. Such records shall be retained by Discovery for the Term and for three (3) years thereafter.

7.10.2  Audit. At the written request of Chrysalis, with reasonable advance notice, Discovery shall make available for inspection, review, and audit, by an internationally recognized independent certified public accounting firm appointed by Chrysalis and reasonably acceptable to Discovery, such records of Discovery as may be reasonably necessary to verify Discovery’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed by Chrysalis more than once per Contract Year in the absence of a reasonable basis for concern regarding compliance with the Agreement or any applicable Laws. If such accountants identify a discrepancy, then the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties, plus, in the event of any underpayment, interest calculated in accordance with Section 7.13.

7.10.3  Audit Confidentiality. Chrysalis shall cause any accountants selected by it to enter into a confidentiality agreement acceptable to Discovery obligating such accountants to retain all such information in confidence pursuant to such confidentiality agreement. Such accountants shall not reveal to Chrysalis the details of its review, except for such information as is required to be disclosed under this Agreement, and such details shall be treated as Confidential Information. Each Party agrees to hold in strict confidence all information concerning payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for such Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by Law, regulation or judicial order.

7.10.4  Costs of Audits. Chrysalis shall pay for such inspections, except that in the event the adjustment shown by such inspection is greater than [***]  percent ([***]%) of the original royalty amounts in question, Discovery shall pay for such inspection.

7.11  Foreign Exchange. For the purpose of computing the Net Sales for Licensed Products and Substitute Products sold in a currency other than Dollars, such amounts shall be converted into Dollars each Contract Month in the then standard manner used by Discovery in the preparation of its audited financial statements, consistently applied. Such method of currency conversion used by Discovery shall be a commercially reasonable method consistent with industry standards, and Discovery shall disclose to Chrysalis [***] prior to First Commercial Sale of a Licensed Product or Substitute Product in a country such method of currency conversion. Notwithstanding anything herein to the contrary, at Chrysalis’ option, with respect to any particular country in the Territory, Discovery shall pay royalties for Licensed Products and Substitute Products sold in such country in such country’s local currency. Discovery shall not change such method of currency conversion disclosed to Chrysalis pursuant to this Section 7.11 without obtaining Chrysalis’ prior written consent, such consent not to be unreasonably withheld.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.12  Manner of Payments. All sums due to Chrysalis under this Agreement shall be payable by electronic funds transfer in immediately available funds to such bank account(s) as Chrysalis shall designate at least two (2) Business Days in advance.

7.13  Late Payments. Any amounts not paid when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Chrysalis has collected immediately available funds in an account designated by Chrysalis at an annual rate equal to the sum of [***]  percent ([***]%) plus the annual prime rate of interest quoted in the Money Rates section of the East Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law. Notwithstanding the foregoing, any payment of amounts by Discovery representing the excess of Actual Amount over Estimated Amount, calculated in accordance with Section 7.8, shall not be subject to this Section 7.13.

7.14  Tax Withholding. Any taxes, levies, or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax Laws by Discovery on account of monies payable to Chrysalis under this Agreement shall be deducted from the amount of monies otherwise payable to Chrysalis under this Agreement and paid by Discovery to the proper taxing authority. Discovery shall secure and send to Chrysalis within a reasonable period of time proof of any such Taxes paid or required to be withheld by Discovery for the benefit of Chrysalis. The Parties shall cooperate reasonably with each other to (i) ensure that any amounts required to be withheld by Discovery are reduced in amount to the fullest extent permitted by Law and (ii) to resolve such other Party’s taxation concerns.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1  Ownership.

8.1.1  Chrysalis Intellectual Property. Chrysalis shall own (i) all Intellectual Property owned or controlled by Chrysalis relating to the Chrysalis Technology or Licensed Products that was existing or conceived prior to the Amended and Restated Effective Date, (ii) all Intellectual Property relating to the Chrysalis Technology or the Licensed Products developed by Chrysalis outside of the performance of this Agreement or to which Chrysalis otherwise obtains rights from a Third Party; (iii) all Inventions conceived, created and reduced to practice solely by or on behalf of Chrysalis in the course of the performance of this Agreement, except Discovery Technology Improvements; and (iv) all Chrysalis Technology Improvements (collectively, “Chrysalis Intellectual Property”).

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

8.1.2  Discovery Intellectual Property. Discovery shall own (i) all Intellectual Property owned or controlled by Discovery relating to Discovery Technology or the Licensed Products that was existing or conceived prior to the Amended and Restated Effective Date or is developed by Discovery outside of the performance of this Agreement, (ii) all Intellectual Property relating to Discovery Technology or the Licensed Products developed by Discovery outside of the performance of this Agreement or exercise of the license granted hereunder or to which Discovery otherwise obtains rights from a Third Party, and (iii) all Inventions conceived, created and reduced to practice solely by or on behalf of Discovery in the course of the performance of this Agreement or exercise of the license granted hereunder, except Chrysalis Technology Improvements; (iv) all Inventions conceived, created and reduced to practice jointly by or on behalf of the Parties in the course of the performance of this Agreement or exercise of the license granted hereunder, except Chrysalis Technology Improvements; and (v) all Discovery Technology Improvements (collectively “Discovery Intellectual Property”).

8.2  Disclosure, Assignment, License and Exploitation.

8.2.1  Disclosure. Each Party shall cause all personnel conducting work or exercising rights on its behalf under the Agreement to, promptly disclose to the other Party all Intellectual Property in which the other Party has an ownership interest pursuant to Section 8.1, and to assign any and all right, title and interest in all such Inventions and Intellectual Property in accordance with this Agreement. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent prosecution purposes to properly reflect all work done and results achieved in conducting its work hereunder, and shall respond to reasonable requests of the other Party for information regarding Intellectual Property in which the other Party has an ownership interest.

8.2.2  Assignment and License. In the event Chrysalis conceives, creates or reduces to practice any Discovery Technology Improvements, Chrysalis shall promptly notify Discovery and Chrysalis shall assign all right, title and interest in and to such Discovery Technology Improvements to Discovery. In the event Discovery conceives, creates or reduces to practice any Chrysalis Technology Improvements, Discovery shall promptly notify Chrysalis and Discovery shall assign all right, title and interest in and to such Chrysalis Technology Improvements to Chrysalis, however, such Chrysalis Technology Improvements are included in the Intellectual Property licensed to Discovery pursuant to Section 3.1.

8.2.3  Exploitation of Intellectual Property. To the extent permitted by Law, Chrysalis agrees not to exploit the Chrysalis Intellectual Property in the Exclusive Field in any country in the world; provided, however, that in the event Discovery terminates this Agreement pursuant to Article 15 with respect to [***],  this Section 8.2.3 shall no longer apply to Chrysalis with respect to such [***] and Chrysalis shall have the right to exploit the Chrysalis Intellectual Property in the Exclusive Field in the Territory with respect to such [***].

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

8.3  Agreement with Personnel. Each Party shall have valid and enforceable written agreements with all personnel conducting work on its behalf under the Agreement containing a nondisclosure obligation comparable in scope to Article 9 and giving the other Party all rights and authority necessary to effectuate the provisions of this Article 8. Each Party shall provide copies of these agreements to the other Party upon the other Party’s request as allowed by each Party’s internal personnel policies.

8.4  Prosecution of Patents.

8.4.1  Discovery and Chrysalis Patent Filings. Discovery and Chrysalis each shall use commercially reasonable efforts to diligently prosecute and maintain their respective Chrysalis Patents and Discovery Patents in the Territory; provided that solely for the purposes of this Section 8.4.1 Discovery Patents shall mean those Discovery Patents that claim or are directed to Discovery Technology. Within forty-five (45) days of a Party’s receipt of an allowance or grant of a Patent, the Party prosecuting the Patent shall inform the other Party of such allowance or grant, and provide the other Party with a copy of the allowed or granted Patent claims thereof.

8.4.2  Patent Prosecution Costs. Each Party shall bear its own costs to file, prosecute and maintain its Patents in the Territory (including, without limitation, patent term extension).

8.4.3  Abandonment of Prosecution or Maintenance. Each Party shall notify the other Party in the event it is unable for any reason to meet its obligations under this Article 8 with respect to any Patents that are subject to Section 8.4.1. Such notification shall be given within a reasonable period prior to the date on which such Patents will lapse or become abandoned. The Party receiving any notification hereunder shall then have the option, exercisable upon written notification to the Party that delivered such notification, to assume full responsibility, at its discretion and its sole cost and expense, for prosecution or maintenance of the affected Patents in such country or countries in the Territory.

8.5  Patent Term Extensions. Each Party shall have the right to request that the other Party file all applications and take all actions necessary to obtain patent extension pursuant to 35 U.S.C. § 156 or like foreign statutes for the respective Parties’ Patents in the Territory. If the filing Party declines to pursue such patent term extensions, then as permitted by law, the other Party shall have the right (at its cost and expense) on behalf of the filing Party to file, or direct the filing of, all such applications and take all such actions necessary to obtain such patent term extensions. Each Party agrees to sign such further documents and take such further actions as may be requested by the other Party in this regard.

8.6  Third Party Infringement.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

8.6.1  Suits for Infringement. If Discovery or Chrysalis becomes aware of infringement of any Patent included in the Discovery Patents or the Chrysalis Patents by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). Each Party shall have the right, at its sole discretion and expense, on its own behalf, to institute, prosecute, and control any action or proceeding to restrain infringement of any of its Patents. A Party instituting suit shall have control of such suit and all negotiations for its settlement or compromise; provided however, that the instituting Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof which would materially adversely affect the Intellectual Property rights with respect to a Licensed Product without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.6.2  Step-in Right. If, prior to the expiration of three (3) months from said Infringement Notice, the Party whose Patents are alleged to be infringed has not obtained a discontinuance of an alleged infringement by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, such Party shall notify the other Party at any time prior thereto of its intention not to bring suit against an alleged infringer. Upon such notice and if such infringement is reasonably likely to materially adversely affect a Licensed Product in the Territory, then, and in those events only, the other Party shall have the right, but not the obligation, at its sole expense to institute, prosecute, and control any action or proceeding to restrain such infringement. Each Party agrees to be joined as a party if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. The other Party shall have control of any such suit and all negotiations for its settlement or compromise; provided, however, that the other Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the patentee Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.6.3  Allocation of Recovery. All damages, settlements and rewards made or obtained in connection with any suit or other legal proceeding under this Section 8.6 shall be shared among the parties as follows:

(i)       [***]
(ii)      [***]

8.6.4  Declaratory Actions and Counterclaims. In the event that an action alleging invalidity or non-infringement of any of the Discovery Patents or Chrysalis Patents is brought against Discovery or Chrysalis in the Territory, the Party defending such action or counterclaim, at its sole discretion, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If the defending Party determines not to exercise this right, the other Party may take over or remain as lead counsel for the action at that Party’s sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 8.6.3.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

8.7  Infringement of Third Party Rights.

8.7.1  Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale, or sale of a Licensed Product in the Territory during the Term, the Party named as defendant shall promptly notify the other Party of such claim, and the defending Party shall have the right, at its sole discretion and expense, to defend and control any action or proceeding with respect to such claim. The other Party agrees to be joined as a Party if necessary to defend the action or proceeding and shall provide reasonable cooperation, including any necessary use of its name, required to defend such litigation. The defending Party shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that the defending Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the other Party if such settlement would materially adversely affect the other Party’s rights or impose any obligation on the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.7.2  Step-in Right. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, the defending Party has not elected to defend such action or proceeding, or if the defending Party shall notify the other Party at any time prior thereto of its intention not to defend such action or proceeding, then, and in those events only, the other Party shall have the right, but not be obligated, at its own expense to defend and control any action or proceeding. Such other Party shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that the other Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the original defending Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.7.3  Notice of Certification. Discovery and Chrysalis each shall immediately give notice to the other of any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that Discovery Patents or Chrysalis Patents are invalid or that any infringement will not arise from the manufacture, use, or sale of any Licensed Product by a Third Party. If a Party decides not to bring infringement proceedings against the entity making such a certification, that Party shall give notice to the other Party of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. The other Party may then, but is not required to, bring suit against the party that filed the certification. Any suit by Discovery or Chrysalis shall either be in the name of Discovery or in the name of Chrysalis, or jointly in the name of Discovery and Chrysalis, as may be required by Law. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

ARTICLE 9
CONFIDENTIAL INFORMATION

9.1  Use of Confidential Information. A Party receiving Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) shall keep all such Confidential Information with the same degree of care it maintains the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement, and shall not disclose the same to any Person other than to its Affiliates and such of its and their employees or agents who have a need to know such Confidential Information to implement the terms of this Agreement, and who are subject to a nondisclosure obligation comparable in scope to this Article 9. Each Party shall advise any employee or agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and such Party shall ensure that all such employees and agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, each Party shall use commercially reasonable efforts to return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remains in such Party’s or its agents’ or employees’ possession, except that each Party may keep one (1) copy of the Confidential Information solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 9. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include any information or materials that the Receiving Party can demonstrate by documentary evidence:

(i)  were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;

(ii)  were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)  became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(iv)  were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v)  were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party.

9.2  Permitted Disclosure and Use. Notwithstanding anything to the contrary in this Agreement, in the event that the Receiving Party or any of its directors, officers, employees, agents and advisors and their representatives deems it necessary or are requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legal process by a court or other governmental authority, or by any Regulatory Authority to obtain Regulatory Approval of a Licensed Product) to disclose all or any part of any Confidential Information, the Receiving Party will provide the Disclosing Party with prompt notice of such request or requirement (which notice shall be reasonably in advance of such requested or required disclosure), as well as notice of the terms and circumstances surrounding such request or requirement, so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the Receiving Party shall consult with the Disclosing Party with respect to the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Party is, in the opinion of counsel satisfactory to the Disclosing Party and its counsel, legally compelled to disclose any Confidential Information, the Receiving Party may disclose that portion of the Confidential Information which its counsel advises the Receiving Party that the Receiving Party is legally compelled to disclose. In any event, the Receiving Party will use reasonable efforts to obtain and will not oppose action by the Disclosing Party to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be afforded the disclosure of such Confidential Information. The Receiving Party will use best efforts to cause its directors, officers, employees, affiliates, agents and advisors and their representatives to comply with the terms of this Section. A Receiving Party may disclose Confidential Information belonging to a Disclosing Party to the extent such disclosure is reasonably necessary to enforce the provisions of this Agreement.

9.3  Disclosure for SEC Filings. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge that Discovery may file a copy of this Agreement with the Securities and Exchange Commission (the “SEC”) in any of its SEC reports and filings, as well as incorporate them by reference into other SEC filings. Discovery shall request confidential treatment of sensitive terms hereof to the extent such confidential treatment is reasonably available to Discovery under the prevailing circumstances. Discovery shall coordinate in advance with Chrysalis with regard to the terms of this Agreement, for which Discovery shall seek to be redacted in any such SEC filings, and Discovery shall use reasonable efforts to seek confidential treatment for such mutually agreed terms and terms reasonably requested by Chrysalis; provided, however, that each Party shall retain ultimate control and responsibility for their respective disclosures to the SEC and the public generally. To the extent permitted by Law, Discovery shall use reasonable efforts to provide Chrysalis reasonable advance notice of any SEC filing related to this Agreement which differs materially from prior filings.

9.4  Publications. Subject to any Third Party rights existing as of the Original Effective Date, each Party shall submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to a Licensed Product or any research or development activities conducted as part of the Agreement for review in connection with preservation of Patents, and trade secrets and/or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation. Written copies of such proposed publications and presentations shall be submitted to the non-publishing Party no later than sixty (60) days before submission for publication or presentation and the non-publishing Party shall provide its comments with respect to such publications and presentations within ten (10) Business Days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days if the non-publishing Party can demonstrate a reasonable need for such extension including the preparation and filing of patent applications. By written agreement, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other Persons in any publications relating to a Licensed Product or any research or development activities under this Agreement.

9.5  Public Announcements. Subject to Section 9.2 and Section 9.3, (i) neither Party will make any public announcement of any information regarding this Agreement, the Licensed Products or any research or development activities under this Agreement without the prior written approval of the other Party, and (ii) Discovery shall not make any public statements regarding its activities with Chrysalis (including without limitation any other division of Philip Morris USA Inc.), its relationship with Chrysalis (including without limitation any other division of Philip Morris USA Inc.) or any other public statements regarding Chrysalis (including without limitation any other division of Philip Morris USA Inc.) without the prior written approval of Chrysalis, provided however that each Party may disclose (a) the general stage of development, commercialization and manufacturing at any given time during the course of the Agreement, except to the extent that any such information constitutes Confidential Information, (b) any information required by Law, and (c) any other information that has been previously approved for disclosure by the other Party, without further approval from the other Party hereunder. The Parties agree and acknowledge that Discovery may, at its sole discretion, subject to its compliance with this Article 9, file a Current Report on Form 8-K with the SEC to announce the filing of the press release and file it as an exhibit thereto, as well as to incorporate it by reference into other SEC filings. Without limiting the generality of the foregoing and without any inference with respect to any other requirement of this Section 9.5, the Parties hereby acknowledge and agree that any breach of this Section 9.5 in the form of any public statement related to this Amended and Restated License Agreement or the Original Agreement (including without limitation, the performance or non-performance of any obligation by Chrysalis under the Amended and Restated License Agreement or Original Agreement and Chrysalis ceasing active involvement in the development of Licensed Products under the Amended and Restated License Agreement and the Original Agreement) that disparages Chrysalis (including without limitation any other division of Philip Morris USA Inc.) (x) by an officer or executive of Discovery or any other individual holding a senior level management position at Discovery, or (y) any other personnel or agent of Discovery, but, in the case of this Section 9.5(y), only if Discovery does not take immediate action to publicly repudiate such statement, in the case of both (x) and (y) shall constitute a material breach of a material provision of this Agreement.

9.6  Survival. The obligations and prohibitions contained in this Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1  Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that as of the Amended and Restated Effective Date:

10.1.1  Organization; Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full right, corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement, to grant the licenses granted by such Party pursuant to this Agreement and to carry out the provisions hereof.

10.1.2  Consents. Except for any Regulatory Approvals necessary for the development, manufacture, or commercialization of a Licensed Product, all necessary consents, approvals, orders, permits and authorizations of all government authorities and Regulatory Authorities and other Persons or Third Parties required to be obtained by it as of the Amended and Restated Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained.

10.1.3  No Conflict. The execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder, and the rights, licenses and sublicenses to be granted by such Party pursuant to this Agreement, (i) do not conflict with, violate or constitute a breach or default under any requirement of Laws or regulations existing as of the Amended and Restated Effective Date and applicable to such Party or under any instrument, judgment, order, writ, decree, contract of such Party or any of its Affiliates existing as of the Amended and Restated Effective Date; (ii) do not give rise to any event that results in the creation of any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

10.1.4  Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief.

10.1.5  Regulatory. There are no investigations, inquiries, actions or other proceedings pending before or, to such Party’s knowledge, threatened, by any Regulatory Authority or other government agency with respect to any Licensed Products (or components thereof) or any facility where such Licensed Products (or components thereof) are manufactured, and such Party has not received written notice threatening any such investigation.

10.2  Intellectual Property. Discovery represents, warrants, and covenants to Chrysalis that as of the Amended and Restated Effective Date with respect to the Discovery Intellectual Property and, except with regard to Chrysalis’ intellectual property rights in the name “Aria,” Chrysalis represents, warrants, and covenants to Discovery that as of the Amended and Restated Effective Date with respect to the Chrysalis Intellectual Property:

(i)  It (a) holds good title to and is the legal and beneficial owner of, or (b) is the licensee of, such Intellectual Property in the Territory free and clear of any lien, mortgage, security interest, license, right, pledge, restriction on transferability, defect of title or other claim, charge, or encumbrance of any nature whatsoever on or affecting any property or property interest and no Third Party has any right, title, or interest in or to such Intellectual Property in the Territory.

(ii)  To its knowledge, the Patents included in such Intellectual Property are valid and enforceable in the Territory and there have been no, and such Party has no reason to believe that there will be any, inventorship challenges with respect to any of such Patents in the Territory.

(iii)  There are no infringement proceedings, actions, suits or complaints pending against nor any outstanding injunctions, judgments, orders, decrees, rulings or other charges against such Party relating to such Intellectual Property in the Territory.

(iv)  It has not received any form of notice from a third party of infringement of Third Party Patent rights that may affect the making, using or selling of Licensed Products in the Territory; and to its knowledge (a) the manufacture, development and commercialization of the Licensed Products in the Territory will not infringe the Patents of any Third Party in the Territory and (b) there are no Third Party patent applications in the Territory pending which, if issued, would materially adversely affect the ability to make, use or sell the Licensed Products in the Territory.

(v)  It has not granted any third party any license, covenant not to sue, options, or other right with respect to such Intellectual Property in the Territory that would impact its ability to enforce such Intellectual Property in the Territory. There are no existing agreements, options, commitments, or rights with, of, or to any Person to acquire or obtain any rights with respect to the Intellectual Property in the Territory that are inconsistent with the rights granted herein.

(vi)  Each agreement pursuant to which a Third Party has granted, assigned or otherwise transferred rights with respect to such Intellectual Property in the Territory are in full force and effect, and no Party to such agreements is in breach or default thereunder, and the execution and performance of this Agreement will not result in a breach or default thereunder. It has provided a true and complete copy of each such Third Party agreement to which it is a party to the other Party.

10.3  No Adverse Effects. Discovery represents, warrants and covenants to Chrysalis that as of the Amended and Restated Effective Date, the studies of Pulmonary Surfactants conducted by Discovery prior to the Amended and Restated Effective Date have not shown any adverse effects or toxicity of the Pulmonary Surfactant in humans that could reasonably be anticipated to frustrate the purposes of this Agreement, and as of the Amended and Restated Effective Date, Discovery has not been informed of any such adverse effects or toxicity.

ARTICLE 11
ADDITIONAL COVENANTS

11.1  Compliance with Laws. Each Party shall perform its responsibilities in a good scientific manner in accordance with the terms of this Agreement and in compliance in all material respects with the requirements of Laws.

11.2  Cooperation. The Parties agree that maintaining effective and open communication between the Parties on matters relating to the Agreement is important to the success of the Agreement.

11.3  Sharing of Information. Subject to applicable Law and privileges and obligations of confidentiality, the Parties agree to provide the other Party, upon such other Party’s reasonable request, copies or access to all data, documentation and work products, including Clinical Trials, relating to any Licensed Product.

ARTICLE 12
DISCLAIMERS AND LIMITATION OF LIABILITY

12.1  Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE DEVELOPMENT, COMMERCIALIZATION, MARKETING, OR SALE OF ANY PRODUCT INCLUDING THE SUCCESS OR POTENTIAL SUCCESS THEREOF. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE PARTIES UNDERSTAND THAT THE LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY OR USEFULNESS OF LICENSED PRODUCTS. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT AS SET FORTH IN THIS ARTICLE 12 CONCERNING ITS PATENT RIGHTS OR KNOW-HOW, INCLUDING THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS OR THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE THE PATENT RIGHTS OF THIRD PARTIES.

12.2  Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS PERSONNEL FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS, OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES AND THEIR RESPECTIVE PERSONNEL IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEPT WHERE ATTRIBUTABLE TO A WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT. NOTHING IN THIS SECTION 12.2 IS INTENDED TO, NOR SHALL, LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER THIS ARTICLE 12, OR ANY REMEDIES OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

ARTICLE 13
INDEMNIFICATION; INSURANCE

13.1  Indemnification.

13.1.1  Obligations of the Parties. Each of the Parties shall defend, indemnify and hold harmless the other Party, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all losses, costs, damages, fees, liabilities, or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred in connection with any Third Party claim, action or proceeding (a “Third Party Claim”) arising out of or related to:

(i)  any material breach by the indemnifying Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement; and

(ii)  any negligence, recklessness, willful misconduct or wrongful intentional acts or omissions of the indemnifying Party, its Affiliates, or their officers, directors, employees, contractors, consultants, agents, representatives, or sublicensees in the exercise of any of the indemnifying Party’s rights or the performance of any of the indemnifying Party’s obligations under this Agreement.

13.1.2  Additional Indemnification by Chrysalis. In addition to the indemnity set forth in Section 13.1.1 above, Chrysalis shall defend, indemnify and hold harmless Discovery, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claim that the Chrysalis Technology infringes or misappropriates such Third Party intellectual property in the Territory to the extent such Losses are directly attributable to actual infringement or misappropriation of such Third Party’s intellectual property by the Chrysalis Technology, except to the extent such infringement and misappropriation is attributable to further development, modifications or enhancements of the Chrysalis Technology by Discovery or due to the combination by Discovery (directly or indirectly) of the Chrysalis Technology with any other technology and provided that Discovery uses all reasonable efforts to minimize any such Losses.

13.1.3  Additional Indemnification by Discovery. In addition to the indemnity set forth in Section 13.1.1 above, Discovery shall defend, indemnify and hold harmless Chrysalis, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claim arising out of or related to any intellectual property infringement and trade secret misappropriation liability relating to the development, manufacture, or commercialization of any Licensed Product, except to the extent such Losses are due to matters for which Chrysalis is required to provide indemnification pursuant to Section 13.1.2.

13.1.4  Certain Product Liability Claims. Notwithstanding Sections 13.1.1, 13.1.2, and 13.1.3, Discovery shall defend, indemnify and hold harmless Chrysalis, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claims arising out of or relating to the commercialization, marketing, sale, use, handling, manufacture and/or storage of any Licensed Product, including any claims that involve death or bodily injury (or allegations thereof) to any individual.

13.1.5  Complete Indemnification. As the Parties intend complete indemnification, all direct out of pocket costs and expenses reasonably incurred by an Indemnitee in connection with enforcement of Section 13.1 shall also be reimbursed by the Indemnitor.

13.2  Indemnification Procedures.

13.2.1  Notification. In the case of a Third Party Claim as to which a Party may be obligated to provide indemnification pursuant to this Agreement (the “Indemnitor”), such Indemnified Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

13.2.2  Assumption of Defense. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if in the opinion of counsel, such counsel and opinion being satisfactory to Indemnitor and its counsel, a conflict of interest exists between the Indemnitor and an Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event, the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one (1) separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim, within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

13.2.3  Settlements. The Indemnitee may agree to any settlement, compromise, or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise, or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise, or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. The Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

13.3  Insurance. Discovery agrees to obtain and maintain commercial general liability insurance and/or self-insurance, including prior to the date a Licensed Product is first administered in humans, commercial general liability insurance and/or self-insurance for Clinical Trials and products liability, with reputable and financially secure insurance carriers, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Discovery shall maintain such insurance for so long as Licensed Products in the Territory continue to be developed, manufactured, or commercialized and thereafter for so long as is necessary to cover any and all Third Party Claims required to be indemnified by Discovery which Third Party Claims may arise from the development, manufacture, and/or commercialization of a Licensed Product in the Territory. Upon reasonable request by Chrysalis, Discovery shall produce evidence that such insurance policies are valid, kept up to date, and in full force and effect. The insurance obligations set forth in this Section 13.3 may be satisfied by commercially reasonable self-insurance or a commercially reasonable combination of insurance and self-insurance.

ARTICLE 14
TERM

This Agreement shall become effective on the Amended and Restated Effective Date, and unless terminated earlier in accordance with the provisions of Article 15 shall expire as follows as to each Licensed Product in each country in the Territory, on a country-by-country basis, upon the latest of: (a) the 10th anniversary of the date of the First Commercial Sale of the Licensed Product; (b) the date on which the sale of such Licensed Product ceases to be covered by a Valid Claim in such country, or (c) in consideration of the performance by Chrysalis of development services without charge, the date a generic form of the product is introduced in such country (the “Term”).

ARTICLE 15
TERMINATION

15.1  Termination by Discovery On or Before [***].  At any time on or before [***] from the Amended and Restated Effective Date, Discovery may terminate this Agreement in its entirety upon written notice to Chrysalis, provided that Discovery pays Chrysalis [***]. Upon Chrysalis’ receipt of such notice and such payment, this Agreement shall terminate.

15.2  Termination by Discovery After [***]. After [***] from the Amended and Restated Effective Date, Discovery may terminate this Agreement for any reason, in its entirety, [***], upon [***] days written notice to Chrysalis.

15.3  Termination Due to Failure to Meet Minimum Royalties. Chrysalis may terminate this Agreement upon [***] days’ prior written notice to Discovery, if commencing [***] and continuing [***], Discovery does not pay Chrysalis each Contract Quarter the Minimum Royalties due pursuant to Section 7.3, and Discovery does not cure such shortfall as provided for in Section 7.3; provided, however, that Chrysalis shall not have a right to terminate the Agreement pursuant to this Section 15.3 for any time period in which Discovery is disputing in good faith amounts due under this Agreement.

15.4  Termination for Material Breach.

15.4.1  Right to Terminate Agreement. If a Party (the “Breaching Party”) commits a material breach of this Agreement and fails to cure such breach within the applicable Cure Period (as provided in 15.4.2 below), the other Party (the “Non-Breaching Party”) may, by written notice of termination within thirty (30) days after the expiration of the applicable Cure Period, elect to terminate the Agreement. Without limiting the generality of the foregoing, and notwithstanding the Cure Period set forth in Section 15.4.2, the practice by Discovery of the Chrysalis Technology outside the scope of the licenses and sublicenses granted herein, which practice does not cease within thirty (30) days after the receipt of written notice of such breach from Chrysalis, shall constitute a material breach.

15.4.2  Applicable Cure Periods. Upon receipt of written notice of a material breach pursuant to Section 15.4.1, and except as otherwise provided for in Section 15.4.1, the allegedly Breaching Party shall have sixty (60) days to cure such material breach (the “Cure Period”), provided, however, that in the case of any material breach that cannot be reasonably cured within the sixty (60) day cure period, should the Breaching Party deliver to the Non-Breaching Party a plan for curing such material breach which is reasonably sufficient to effect a cure and uses commercially reasonable efforts to pursue such plan and effect a cure, the Cure Period shall be extended for an additional sixty (60) days.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

15.5  Termination Due to Certain Events. Without prejudice to any other remedies available to it at Law or in equity, either Party may, subject to the provisions set forth herein, terminate this Agreement immediately upon written notice to the other Party if, at any time, the other Party shall (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets, (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (iii) propose or be a party to any dissolution, (iv) make an assignment for the benefit of its creditors; or (v) ceases to do business in the ordinary course.

15.6  Effects of Termination Generally.

15.6.1  Accrued Obligations; Survival. Upon expiration or termination of this Agreement, all of the Parties’ rights and obligations under this Agreement including the exclusive license in Section 3.1, shall terminate immediately except: (a) any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including the right of Chrysalis to receive royalties as provided in Article 7; and (b) any rights and obligations of the Parties which are expressly indicated to survive termination or expiration of this Agreement. All of the Parties’ rights and obligations under, and the provisions contained in [***] shall survive termination or expiration of this Agreement. [***]

15.6.2  Outstanding Payments. All payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, sixty (60) days after the date of such expiration or termination, and (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

ARTICLE 16
STANDSTILL AGREEMENT

16.1  General Standstill. Except as set forth in this Section 16.1, Chrysalis hereby agrees that, without the written consent of Discovery, during the Term and for a [***]  period beginning on the date of termination of this Agreement for any reason, neither Chrysalis nor any of its Affiliates will (nor assist or encourage others to), directly or indirectly, without the written consent of Discovery: (i) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift, or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or interest in any securities or direct or indirect rights, warrants, or options to acquire, or securities convertible into or exchangeable for, any securities of Discovery; (ii) directly or indirectly effect or seek, initiate, offer, or propose or participate in any (A) tender or exchange offer, merger, consolidation, or other business combination involving Discovery, or (B) any recapitalization, restructuring, liquidation, dissolution, sale of all or substantially all the assets, or other extraordinary transaction with respect to Discovery; (iii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act); (iv) form or become a member of a “group” (as defined under the Exchange Act) with respect to any voting securities of Discovery (including by depositing any securities of Discovery in a voting trust or by subjecting any securities of Discovery to any other arrangement or agreement with respect to the voting of such securities); or (v) enter into any agreements, discussions, or arrangements with any Third Party with respect to any of the foregoing.

    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

16.2  Certain Exceptions. Nothing in this Article 16 shall prohibit Chrysalis’ or its Affiliates’ employees from purchasing securities of Discovery pursuant to (i) a pension plan established for the benefit of Chrysalis’ or its Affiliates’ employees, (ii) any employee benefit plan of Chrysalis or its Affiliates, (iii) any stock portfolios not controlled by Chrysalis or any of its Affiliates that invest in Discovery among other companies, or (iv) de minimis passive investments not to exceed five percent (5%) of Discovery’s outstanding voting securities.

16.3  Exception for an Acquisition Transaction. This Article 16 shall terminate (subject to revival as provided below) and Chrysalis and its Affiliates shall have the right to acquire any securities of Discovery without regard to the limitations set forth in this Article 16 in the event that Discovery publicly announces a transaction, an intention or desire to effect any transaction, or the receipt of any offer, which would result in (a) the sale of all or substantially all of the assets of Discovery within the meaning of Section 271 of the Delaware General Corporation Law, or (b) Discovery common shareholders immediately prior to such transaction owning less than fifty percent (50%) of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (an “Acquisition Transaction”). If the proposed Acquisition Transaction has not been consummated within six (6) months following Discovery’s public announcement in respect thereof, the provisions of this Article 16 shall be revived and have full force and effect until such time as Discovery makes a subsequent public announcement regarding an Acquisition Transaction, at which time the provisions of this Article 16 shall once again apply.

ARTICLE 17
DISPUTE RESOLUTION

17.1  Dispute Resolution. Except as expressly otherwise provided in this Agreement, any material dispute, difference, claim, action, demand, request, investigation, controversy, threat or other question arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement (a “Dispute”) shall be settled in accordance with the provisions of this Article 17. If a Party intends to initiate executive negotiation, mediation or arbitration (as set forth below) to resolve a Dispute, such Party shall provide written notice to the other Party informing such other Party of such intention and the issues to be resolved.

17.2  Executive Negotiation. Promptly upon a Party’s receipt of a notice by the other Party as provided in Section 17.1 with respect to a Dispute, and in any event within thirty (30) days of such receipt, the senior executives of each Party shall meet for attempted resolution of such Dispute by good faith negotiations.

17.3  Mediation. If the senior executives referenced in Section 17.2 are unable to resolve any such Dispute within ten (10) Business Days, either Party may, upon written notice to the other Party, refer such Dispute to mediation. Upon such written notice, the Parties shall mutually agree on a mediator to assist in the negotiations. If the Parties fail to mutually agree on a mediator within one week of the written notice, a mediator shall be appointed by the AAA. The Party responsible for referring the Dispute to mediation shall bear the costs of such mediation. Any settlement reached by mediation shall be resolved in writing, signed by the Parties, and shall be binding on them.

17.4  Arbitration.

17.4.1  Referral to Arbitration. In the event that a Dispute is not resolved during mediation within thirty (30) days of the selection of a mediator, either Party may refer such Dispute to final and binding arbitration by sending written notice of such election to the other Party clearly marked “Arbitration Demand,” whereupon such Dispute shall be arbitrated in accordance with this Section 17.4.

17.4.2  Rules and Procedures. Except as expressly otherwise provided in this Agreement, any Dispute shall be finally settled by arbitration under the then-current expedited procedures applicable to the then-current Commercial Arbitration Rules of the AAA in accordance with the terms set forth in this Section 17.4. The arbitration of any Dispute shall be kept confidential and shall be filed with the office of the AAA located in Washington, D.C. or such other AAA office as the Parties may agree. Such arbitration shall be conducted by three arbitrators, one appointed by each of Chrysalis and Discovery and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the pharmaceutical industry. Chrysalis and Discovery must make their respective arbitrator appointments within ten (10) Business Days of notice being given to a Party by the other Party of its intention to resolve such Dispute through arbitration. Such appointed arbitrators shall select the third arbitrator within ten (10) Business Days of the last to occur of their respective appointments. Chrysalis and Discovery shall instruct such arbitrators to render a determination of any such Dispute within sixty (60) days after the appointment of the third arbitrator. All Disputes shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary.

17.4.3  Awards. The decision of the arbitrators with respect to any Dispute shall be in writing and state the findings, facts and conclusions of law upon which the decision is based. Any such decision and award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party submits itself to the jurisdiction of any such court for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder. The arbitrators shall have the power to grant all legal and equitable remedies except specific performance and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No Party shall seek punitive damages or specific performance in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum, provided however, that the foregoing does not preclude suits or limit damages associated with infringement.

17.4.4  Costs. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between Chrysalis and Discovery unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

17.4.5  No Other Forum. Except as provided in Section 17.5, the provisions of this Section 17.4 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising under this Agreement. Any Party commencing a lawsuit in violation of this Section 17.4 shall pay the costs of the other Party, including, without limitation, reasonable attorney’s fees and defense costs.

17.5  Right to Injunctive and Other Relief. Nothing in this Agreement, shall prohibit either Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party. Nothing in this Agreement shall prevent a Party from seeking any remedies available at law or in equity in any court of competent jurisdiction in the event of the practice of such Party’s Intellectual Property outside the scope of the rights granted herein.

ARTICLE 18
MISCELLANEOUS

18.1  Original Agreement. The rights and obligations of the Parties prior to the Amended and Restated Effective Date are governed by the Original Agreement. As of the Amended and Restated Effective Date, the Original Agreement is terminated and the rights and obligations of the Parties are as set forth herein.

18.2  Choice of Law. This Agreement shall be governed by and interpreted under, and any action or proceeding shall apply, the Laws of the State of New York excluding (i) its conflicts of Laws principles, other than Section 5-1401 of the New York General Obligations Law (ii), the United Nations Conventions on Contracts for the International Sale of Goods and (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods and any Protocols thereto, done at Vienna, April 11, 1980.

18.3  Severability. If, under Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, this Agreement shall endure except for such provision. The Parties shall consult one another and use their best efforts to agree upon a valid and enforceable provision that is a reasonable substitute for such invalid or unenforceable provision in view of the intent of this Agreement.

18.4  Relationship of the Parties. Each Party shall bear its own fees, expenses, and disbursements, including the fees and expenses of their respective counsel, accountants, bankers, and other experts, in connection with the subject matter of this Agreement and costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the Parties’ legal relationship under this Agreement shall be that of independent contractors. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a partnership, joint venture, agency, or employer-employee relationship between the Parties.

18.5  Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors, and permitted assigns of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18.6  Enforcement of Certain Agreements. Each Party shall use commercially reasonable efforts at its expense to enforce the provisions of any confidentiality agreements and agreements with respect to noncompetition existing as of the Original Effective Date and the Amended and Restated Effective Date with any of its present or former employees, agents, consultants or independent contractors of Discovery that relate to any Licensed Product; provided, however, that the obligation with respect to any agreement related to this Section 18.6 shall terminate as of the date on which such agreement and the obligations regarding noncompetition have terminated or expired in accordance with its terms.

18.7  Use of Affiliates, Subcontractors, Sublicensees and Distributors. Each Party shall have the right to use Affiliates, subcontractors, sublicensees and distributors in exercising its rights and carrying out its obligations under this Agreement, provided, however, that (i) such entities agree in writing to be bound by the provisions of Article 9, (ii) the use of such entities does not in any way materially diminish the other Party’s rights or otherwise modify the other Party’s rights or obligations hereunder without such other Party’s prior written consent, (iii) Discovery may not delegate, sublicense, assign, or otherwise transfer any of its rights or obligations hereunder to any entity (including any Affiliate) that competes with any tobacco product of Chrysalis or its Affiliates without Chrysalis’ prior written consent, (iv) Chrysalis may not delegate, assign or otherwise transfer any of its rights or obligations hereunder to a company engaged in pulmonary critical care medicine, without Discovery’s prior written consent and (v) except with respect to rights, benefits and obligations assigned as permitted pursuant to Section 18.8, each Party shall be liable for any actions or omissions of its Affiliates, subcontractors, sublicensees and distributors in connection with this Agreement and the Intellectual Property and Confidential Information of the other Party to the same extent as if such actions or omissions were conducted by the Party itself.

18.8  Assignment. Chrysalis may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any Affiliate of Chrysalis without the prior written consent of Discovery subject only to the limitations set forth in Section 18.7 (iv) above. Discovery may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any Affiliate of Discovery without the prior written consent of Chrysalis, subject only to the limitations set forth in Section 18.7 (iii) above, provided, however, notwithstanding such an assignment, Discovery shall remain responsible for the performance of the indemnification obligations set forth herein. No Party may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any other Person other than an Affiliate without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; except that, subject to the limitations set forth in Section 18.7 (iii) and (iv) above, either Party may assign or otherwise transfer any or all of its rights and interests hereunder in connection with the sale of all or substantially all of its assets or business to which this Agreement relates, whether by way of merger, sale of stock, sale of assets or other similar transaction, provided that the assignee or transferee expressly agrees to assume all of the obligations hereunder.

18.9  Further Assurances and Actions. From time to time after the Original Effective Date, Discovery and Chrysalis shall execute, acknowledge and deliver to each other any further documents, assurances, and other matters, and will take any other action consistent with the terms and conditions of this Agreement, that may reasonably be requested by a Party and necessary or desirable to carry out the purpose and intent of this Agreement. Chrysalis and Discovery shall cooperate and use all reasonable efforts to make all other registrations, filings, and applications, to give all notices, and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits, and waivers, if any, and to do all other things necessary or desirable for the consummation of this Agreement.

18.10  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

18.11  Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under Section 365(n) of the Bankruptcy Code.

18.12  Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address set forth below, unless such address is changed by notice to the other Parties hereto:

If to Chrysalis:

Chrysalis Technologies
615 Maury Street
Richmond, VA 23224
Attention: Timothy Beane

If to Discovery:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attention : David L. Lopez, Esq., CPA

with a copy to:

Dickstein Shapiro LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Ira L. Kotel, Esq.

18.13  Construction. Unless the context of this Agreement clearly requires otherwise, (i) references to any gender include all genders, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iii) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation”, and (iv) references to “hereunder” or “herein” relate to this Agreement and (v) all terms defined in the singular shall have the same meaning in the plural and vice versa. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

18.14  Registration and Filing of this Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Regulatory Authority, including the SEC or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof. Should both Parties jointly agree that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

18.15  Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, Force Majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Discovery or Chrysalis, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

18.16  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Discovery and Chrysalis.

18.17  Third Party Beneficiaries. Except for any Third Party Indemnities under Article 13, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto, and no such Third Party (except for such Indemnitees, as such) shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

18.18  Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

PHILIP MORRIS USA INC., d/b/a CHRYSALIS TECHNOLOGIES

By:	/s/ Dr. Ken Podrecz
Name: Dr. Ken Podrecz Title: VP RD & E Administration & Compliance

DISCOVERY LABORATORIES, INC.

By:	/s/ Robert J. Capetola, Ph.D.
Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer

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    Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.